FIDELITY BANCORP, INC.
                               FIDELITY BANK, PaSB

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

         Introduction.  This Code of Ethics for Senior Financial Officers ("Code
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of Ethics")  applies to the principal  executive  officer,  principal  financial officer and principal accounting officer or controller of Fidelity Bancorp, Inc. (the "Company") and Fidelity Bank, PaSB, its subsidiary savings bank (the "Bank"), as well as to any other person performing similar functions ("Senior Financial Officers"). The Code of Ethics has been adopted by the Company's Board of Directors and is effective as of August 19, 2003.

         The Company expects its Senior Financial Officers, as well as all of its directors and employees, to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, and to abide by the policies and procedures adopted by the Company and the Bank to govern the conduct of their employees. This Code of Ethics is intended to supplement the Bank's Employee Code of Conduct policy.

         Duties. Each Senior Financial Officer shall:
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o    Engage in and promote  honest and ethical  conduct,  including  the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

o Avoid conflicts of interest and potential conflicts of interest and disclose to the Company's Ethics Officer or to the Audit Committee any transaction or relationship that reasonably could be expected to give rise to such a conflict.

o Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiaries files with the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC"), the Pennsylvania Department of Banking (the "Department") and other regulators and in other public communications made by the Company or its subsidiaries.

o Act on the Company's behalf in a manner that complies with, and take all reasonable measures to ensure the Company's compliance with, all applicable governmental laws, rules and regulations.

o Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers and consumers, to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process, and to comply in full with the Bank's Consumer Financial Privacy Policy and the Information Security Program.

o Promptly report any violation of this Code of Ethics to the Audit Committee or the Ethics Officer. A Senior Financial Officer may choose to remain anonymous in reporting possible violations of this

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     Code of  Ethics.  No  adverse  action  will be  taken  against  any  person reporting such matters as the result of making such report.

         Accountability.  The Company's Senior Financial  Officers are on notice
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that they will be held  accountable  for their  adherence to this Code of Ethics and that their continued employment by the Company or the Bank depends on their full compliance with the policies stated in this Code. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the officers and/or the Company.

         Internal Accounting Controls.  Senior Financial Officers are prohibited
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from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

         A Senior Financial Officer who becomes aware of inadequate controls or a failure or circumvention of controls, or that transactions, or other items, are improperly recorded on the Company's books or records, must promptly report the situation to the Company's Auditor, Beard Miller LLP, or to the Audit Committee.

         A Senior Financial Officer who is concerned about an accounting or auditing matter involving the Company that he believes is questionable may report such matter either to the Ethics Officer or by written report (which may be anonymous) to one of the non-employee members of the Company's Audit Committee. No adverse action will be taken against any person reporting such matters as the result of making such report.

         Loans to Senior  Financial  Officers.  The Company  (Fidelity  Bancorp,
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Inc.) will not make any loans to Senior  Financial  Officers.  All Bank loans to
Senior Financial Officers will comply strictly with the provisions of Section 22(h) of the Federal Reserve Act, Regulation O of the Federal Reserve Board, and applicable regulations of the FDIC and the Department.

         Waivers.  Waivers  of any  provision  of this Code of  Ethics  shall be
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granted only by the Company's Board of Directors.  The nature of any such waiver shall be disclosed to the Company's stockholders by filing a Current Report on Form 8-K with the SEC or by providing such disclosure on the Company's Internet website.

         Amendments.  This Code of Ethics will be periodically reviewed at least
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annually and revised,  if necessary,  to reflect  changes in  applicable  law or regulation and to cover new ethical issues as they arise. The nature of any amendment to the Code of Ethics shall be disclosed to the Company's stockholders by filing a Current Report on Form 8-K with the SEC or by providing such disclosure on the Company's Internet website.

         Ethics Officer; Interpretation.  The Boards of Directors of the Company
         ------------------------------
and the Bank have appointed a joint Ethics Officer (referred to herein as the "Ethics Officer"), who will be responsible for the administration of the Code of Ethics for the Company and the Bank. Any person who has questions regarding the appropriate course of action in a particular situation should promptly contact the Company's Ethics Officer.

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                        COMMITMENT OF COMPLIANCE WITH THE

                             FIDELITY BANCORP, INC.
                               FIDELITY BANK,PaSB

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

         I acknowledge that I have received and read the Fidelity Bancorp, Inc. Code of Ethics for Senior Financial Officers, dated _____________ __, 2003, and understand my obligations as an employee to comply with the Code of Ethics.

         I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Date:
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                                         (Signature)



                                         ---------------------------------------
                                         (Name and Title)


This signed and completed form must be returned to the Ethics Officer.